Exhibit 10.29

AMENDMENT #2

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT # 1901

[*]

The purpose of this amendment is to change certain terms of the above-referenced Cooperative Research and Development Agreement (CRADA).  These changes are reflected below and except for these changes all other provisions of the original CRADA and as amended on October 25, 2004 remain in full force and effect.  Two originals of this amendment are provided for execution; one is to remain with the National.  Cancer Institute and the other copy is to remain with the Collaborator.

1.               The term of the CRADA is hereby extended for twenty-four (24) months, such that the CRADA will expire on January 1, 2010.  This Amendment is retroactively effective to January 1, 2008.

2.               The NCI Staffing commitment section of Appendix B is changed to read as follows, where underline shows additions and ~~strikethrough~~ shows deletions:

For NCI:

Staffing

Personnel paid with CRADA funds will dedicate the majority of their time to work under the Research Plan.  NCI shall, in addition to its Principal Investigators, provide sufficient staffing to execute and fulfill the obligations of the CRADA. The NCI estimates that its Principal Investigator shall contribute up to 25% of his time to the this collaboration.  The NCI estimates that, in total, it will commit the efforts of up to ~~1.25~~ 1.0 full-time equivalent staff per year, including the contribution of its Principal Investigator.  The level of commitment to the various phases of the CO )A Research Plan will be established and agreed to by NewLink Genetics Corporation and NCI.

NCI will provide no funding to NewLink Genetics Corporation for collaborative research and development pursuant to this CRADA, inasmuch as financial contributions by the U.S. Government to non-Federal parties under CRADA is prohibited under the Federal Technology Transfer Act of 1986 [(15 U.S.C.

3710a(d)(1)].

3.               The funding commitment of the Collaborator is changed to read as follows, where underline shows additions and ~~strikethrough~~ shows deletions:

Funding

Within thirty (30) days of the execution date of this CRADA, NewLink Genetics Corporation will make an initial payment of [*] to NCI with a thirty (30) day grace period for payment.  These CRADA funds shall be used for protocol development and for patient recruitment and treatment during the initial six months of the CRADA project.  Within thirty (30) days of the six month anniversary of the execution date of this CRADA, NewLink Genetics Corporation will pay NCI [*].

On the one year anniversary of the CRADA NewLink Genetics Corporation shall pay [*] to NCI and will thereafter pay [*] every six months [*]  ~~for the remainder of the CRADA~~ through and including the payment due six months after the third anniversary of the CRADA.  NewLink Genetics Corporation will thereafter make payments to the NCI on the following dates in the amounts indicated:

Date	Payment

Within 30 days of July 1, 2008	[*]
Within 30 days of November 1, 2008	[*]
Within 30 days of July 1, 2009	[*]
Within 30 days of November 1, 2009	[*]

Financial contribution may be renegotiated depending upon patient load and work scope.  NewLink Genetics Corporation and the NCI must mutually agree to the use of funds to pay for activities that are appropriate under this Agreement.  Personnel paid with CRADA funds will dedicate the majority of their time to work under the Research Plan; however, both parties acknowledge that personnel paid with CRADA funds are free to participate in other projects and interactions typically found within the laboratory.  No funds provided under this CRADA by NewLink Genetics Corporation will be used by NCI to pay the salary of full-time tenured Federal employees.

Travel costs are limited by the Federal travel rules and regulations for all Government staff whether paid for by Government funds or private Collaborators.  Collaborator may provide direct support under the 348 travel mechanism for travel and lodging costs for attendance of NCI staff at selected scientific or developmental meetings.  Both Collaborator and NCI must agree that the activities would be appropriate under this Agreement, and acceptance of Collaborator support of NCI’s participation in the activities will be contingent upon appropriate NCI approval.  Travel costs for such travel are also limited by the Federal Travel Rules and Regulations for all Government staff whether paid for by Government funds or private Collaborators.”

4.               Appendix C “Exceptions or Modifications to this CA” is amended to reflect a modification of the noted CRADA Articles as follows (additions shown by underlining; deletions shown with ~~strikethrough~~):

“7.2  Exercise of License Option.  The option of Article 7.1 must be exercised by written notice mailed within three (3) months after either (i) Collaborator receives written notice from

PHS that the patent or other IP application has been filed; or (ii) the date Collaborator files such IP application.  The written notice exercising this option will include a completed “Application for License to Public Health Service Inventions” and will initiate a negotiation period that expires nine (9) months after the exercise of the option. ~~Exercise of this option by the Collaborator initiates a negotiation period that expires nine (9) months after the exercise of the options.~~  If the last proposal by the Collaborator has not been responded to in writing by PHS within this nine (9) month period, the negotiation period shall be extended to expire one (1) month after PHS so responds, during which month the Collaborator may accept in writing the final license proposal of PHS.  In the absence of Collaborator’s exercise of the option ~~such acceptance~~, or upon election of a nonexclusive license~~, an extension of the time limits by PHS~~, PHS will be free to license the CRADA Subject Invention ~~such IP~~ rights to others.  These time periods may be extended at the sole discretion of PHS upon good cause shown in writing by Collaborator.  ~~In the event that the Collaborator elects the option for an exclusive license, but no such license is executed during the negotiation period, PHS agrees not to make an offer for an exclusive license on more favorable terms to a third party for a period of six (6) months without first offering Collaborator those more favorable terms.  These times may be extended at the sole discretion of PHS upon good cause shown in writing by the Collaborator.~~

ACCEPTED AND AGREED TO:

For the National Cancer Institute:

/s/ Anna Barker	05/28/08
Anna Barker, Ph.D.	Date
Deputy Director for Advanced Technologies
And Strategic Partnerships

For NewLink Genetics Corporation:

/s/ Nicholas Vahanian	8/5/08
Nicholas Vahanian, M.D.	Date
Chief Medical Officer